Exhibit 10.1

Draft - 09/30/10

TRANSITION SERVICES AGREEMENT

dated as of [•]

between

GGP LIMITED PARTNERSHIP,

GENERAL GROWTH MANAGEMENT, INC.,

and

SPINCO, INC.

i

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [•], is by and among GGP Limited Partnership, a Delaware limited partnership (“GGPLP”), General Growth Management, Inc., a Delaware corporation (“GGMI” and, collectively with GGPLP, “GGP”), and Spinco, Inc., a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, General Growth Properties, Inc. (“GGPI”) and Spinco entered into the Separation Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, the Parties agreed that GGPI (and/or its Subsidiaries on the date of this Agreement immediately after giving effect to, and subject to the occurrence of, the Distribution, collectively referred to as the “GGP Entities”) shall provide or cause to be provided to Spinco (and/or its Subsidiaries on the date of this Agreement immediately after giving effect to, and subject to the occurrence of, the Distribution, collectively referred to as the “Spinco Entities”) certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by GGP and Spinco on or prior to the Plan Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.  (a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b)                                 The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Business Employees” shall have the meaning ascribed to such term in the Employee Matters Agreement.

“Competitor of GGP” shall mean an entity that is directly or indirectly (or whose Affiliates are directly or indirectly) in the business of owning or managing retail malls.

“Confidential Information” shall have the meaning set forth in Section 10.03(a).

“Cost Multiplier” shall mean: 110% during the period beginning on the Plan Effective Date and ending on the last day of the 6th month after the Plan Effective Date; 150% during the period beginning on the first day of the 7th month after the Plan Effective Date and ending on the last day of the 12th month after the Plan Effective Date; and 200% during the period beginning on the first day of the 13th month after the Plan Effective Date and ending on the date that this Agreement terminates.

“Direct Payroll Costs” shall mean, with respect to each GGP Employee providing a particular Service, the applicable hourly rate set forth on Exhibit I.

“Dispute” shall have the meaning set forth in Section 8.01(a).

“GGMI” shall have the meaning set forth in the Preamble.

“GGP” shall have the meaning set forth in the Preamble.

“GGP Employee” shall mean an employee of any of the GGP Entities.

“GGP Entities” shall have the meaning set forth in the Recitals.

“GGP Indemnified Party” shall have the meaning set forth in Section 7.04.

“GGP Intranet” shall mean GGPI’s internal computer network Intranet site generally accessible only by GGP Employees.

“GGPI” shall have the meaning set forth in the Recitals.

“GGPLP” shall have the meaning set forth in the Preamble.

“GGP Materials” shall have the meaning set forth in Section 3.01(a).

“GGP Overall Service Manager” shall have the meaning set forth in Section 2.04(a).

“GGP Service Manager” shall have the meaning set forth in Section 2.04(a).

“Interest Rate” shall have the meaning set forth in Section 5.01(b).

“Out-of-Pocket Expenses” shall mean, with respect to a particular Service, any out-of-pocket costs, fees and expenses that GGP or any other member of the GGP Group actually pays to an unaffiliated third party in the course of providing such Service, without any additional charge or mark up.  The term “Out-of-Pocket Expenses” shall not include any rent, utilities, taxes, clerical support, GGP Employee compensation and benefits or any other general or administrative overhead or other similar costs or expenses.

“Overall Service Managers” shall mean the GGP Overall Service Manager and the Spinco Overall Service Manager.

“Party” shall mean GGP and Spinco individually, and “Parties” means GGP and Spinco collectively, and, in each case, their permitted successors and assigns.

“Representative” shall mean, with respect to any Person, any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such Person.

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Service Resource Cost” shall mean, with respect to a particular Service, (A) an amount equal to the product of (x) the Direct Payroll Cost of the GGP Employee providing the Service multiplied by (y) the number of hours such employee spent performing the Service, or (B) if a different pricing methodology is expressly provided for in the applicable Schedule with respect to such Service, an amount calculated based on such pricing methodology.

“Services” shall have the meaning set forth in Section 2.01.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Entities” shall have the meaning set forth in the Recitals.

“Spinco Indemnified Party” shall have the meaning set forth in Section 7.03.

“Spinco Intranet” shall have the meaning set forth in Section 4.02(a).

“Spinco Overall Service Manager” shall have the meaning set forth in Section 2.04(b).

“Spinco Service Manager” shall have the meaning set forth in Section 2.04(b).

ARTICLE II

SERVICES, DURATION AND SERVICE MANAGERS

Section 2.01.  Services.  Subject to the terms and conditions of this Agreement, GGP shall provide (or cause to be provided) to the Spinco Entities, as requested from time to time by Spinco, the services listed on Schedule A (which may be grouped by type of Services in sub-schedules) to this Agreement (the “Services”).  All of the Services shall be for the sole use and benefit of the Spinco Entities as constituted on the Plan Effective Date.

Section 2.02.  Duration of Services.  Subject to the terms of this Agreement, commencing on the Plan Effective Date, GGP shall provide or cause to be provided to the Spinco Entities each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the period of the maximum duration for such Service as set forth on the sub-

schedules attached hereto defining such Service (each a “Schedule”, and collectively, the “Schedules”) and (ii) the date on which such Service is terminated under Section 9.01; provided, however, that Spinco shall use commercially reasonable efforts in good faith to transition itself to a stand-alone entity with respect to each Service during the period for such Service as set forth in the relevant Schedules.  In the event that GGP sells, transfers or otherwise disposes of its interest in any of its Subsidiaries that is engaged in providing one or more Services, GGP shall (x) if requested by Spinco, use commercially reasonable efforts to cause such Subsidiary or the acquiror thereof to agree that such Subsidiary will continue to provide such Services to the same extent provided pursuant to the terms of this Agreement or (y) if requested by Spinco, or to the extent the Subsidiary or the acquiror will not agree to provide such Services after GGP’s exertion of commercially reasonable efforts pursuant to (x), secure such Services from a reputable and experienced third-party vendor at substantially equivalent service levels for the remaining term of such Services.

Section 2.03.  Additional Unspecified Services.  (a) After the Plan Effective Date, if Spinco (i) identifies a service that the GGP Entities provided to the Spinco Business prior to the Plan Effective Date that is reasonably necessary in order for the Spinco Business to continue to operate in substantially the same manner in which the Spinco Business operated prior to the Plan Effective Date and is otherwise material to operations of the Spinco Business, and such service was not included on the Schedules, and (ii) provides written notice to GGP within one hundred twenty (120) days following the Plan Effective Date requesting such additional service, then GGP shall, subject to the negotiation of mutually acceptable terms of the applicable Schedule (as described in the next sentence), provide such requested additional service provided that (i) the GGP Entities have adequate resources to provide such service, (ii) such service can be provided without unreasonable disruption to the GGP Entities’ businesses and (iii) the provision of such service will not violate (whether directly or by virtue of a cross-default) a material contract or agreement of a GGP Entity or result in a violation of applicable Law (such additional services, the “Additional Services”).  In connection with any request for Additional Services in accordance with this Section 2.03(a), the GGP Service Manager and the Spinco Service Manager shall in good faith negotiate the terms of a supplemental Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement.  The Parties shall agree to the applicable Service Charge and the supplemental Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services.  Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such Schedule and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b)                                 After the Plan Effective Date, if (i) (x) Spinco requests GGP to increase, relative to historical levels prior to the Plan Effective Date, the volume, amount, level or frequency, as applicable, of any Service provided by GGP and (ii) such increase is reasonably determined by Spinco as necessary for Spinco to operate its businesses (such increases, the “Service Increases”), then GGP shall, subject to the negotiation of mutually acceptable terms of the applicable Schedule (as described in the next sentence), provide the Service Increases in accordance with such request; provided, that GGP shall not be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such

Service Increase or if the provision of such Service Increase would significantly disrupt the operation of any of its businesses or violate an existing material contract or agreement or applicable Law.  In connection with any request for Service Increases in accordance with this Section 2.03(b), the GGP Service Manager and the Spinco Service Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service.  Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such amendment to the Schedule and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.04.  Transition Service Managers.  (a) GGP hereby appoints and designates the individual holding the GGP position set forth on Exhibit II to act as its initial service manager (the “GGP Overall Service Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on GGP’s behalf with respect to matters relating to this Agreement.  In addition, GGP hereby appoints, with respect to each Service, the individual set forth on the applicable Schedule as its initial service manager (each such manager, a “GGP Service Manager”) with respect to such Service, who will be directly responsible for coordinating and managing the delivery of such Service on a day-to-day basis.  The GGP Service Managers will work with the personnel of the GGP Entities to periodically address issues and matters raised by Spinco relating to this Agreement.  The GGP Overall Service Manager will oversee the GGP Service Managers and will be responsible for coordinating the overall delivery of the Services.  Notwithstanding the notice requirements of Section 10.05, all communications from Spinco to GGP pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the applicable GGP Service Manager, or such other individual as specified by the applicable GGP Service Manager in writing and delivered to Spinco by email or facsimile transmission with receipt confirmed.  GGP shall notify Spinco of the appointment of a different GGP Overall Service Manager or GGP Service Manager, if necessary, in accordance with Section 10.05.

(b)                                 Spinco hereby appoints and designates the individual holding the Spinco position set forth on Exhibit II to act as its initial service manager (the “Spinco Overall Service Manager”), who will be directly responsible for coordinating and managing the receipt of the Services and have authority to act on Spinco’s behalf with respect to matters relating to this Agreement.  In addition, Spinco hereby appoints, with respect to each Service, the individual set forth on the applicable Schedule as its initial service manager (each such manager, a “Spinco Service Manager”) with respect to such Service, who will be directly responsible for coordinating and managing the receipt of such Service on a day-to-day basis.  The Spinco Service Managers will work with the personnel of Spinco Entities to periodically address issues and matters raised by GGP relating to this Agreement.  The Spinco Overall Service Manager will oversee the Spinco Service Managers and will be responsible for coordinating the overall receipt of the Services.  Notwithstanding the notice requirements of Section 10.05, all communications from GGP to Spinco pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the applicable Spinco Service Manager or such other individual as specified by the applicable Spinco Service Manager in writing and delivered to GGP by email or facsimile transmission with receipt confirmed.  Spinco shall notify GGP of the appointment of a different Spinco Overall Service Manager or Spinco Service Manager, if necessary, in accordance with Section 10.05.

Section 2.05.  Personnel.  (a) GGP will make available such appropriately qualified personnel as may be reasonably necessary to provide the Services, and will use reasonable efforts to make available personnel specifically requested by Spinco.  Notwithstanding the foregoing, GGP will have the right, in its sole reasonable discretion, to (i) designate which personnel it will assign to perform each Service, and (ii) remove and replace such personnel at any time with personnel of similar qualifications and experience levels, if such action would not reasonably be expected to cause a material increase in costs and/or a material decrease in level of service for Spinco with respect to such Service; provided, however, that GGP will use its commercially reasonable efforts to limit the disruption to Spinco in the transition of the Services to different personnel.

(b)                                 In the event that the provision of any Service by GGP requires, as set forth in the Schedules, the cooperation and services of the applicable personnel of Spinco, Spinco will make available to GGP such personnel (who shall be appropriately qualified for purposes of the provision of such Service by GGP) as may be necessary for GGP to provide such Service.

Section 2.06.  No Duplication.

(a)                                 GGP shall not charge any Service Charges under this Agreement or any other amounts for any Services performed by any GGP Employees if, and to the extent that, the employees performing such Services are doing so pursuant to the Employee Leasing Agreement, and the costs of such employees are being reimbursed pursuant thereto.

(b)                                 GGP shall not charge any Service Charges or other amounts for any Services if, and to the extent that, such Service Charges are duplicative of services performed under the Employee Leasing Agreement or the Employee Matters Agreement.

ARTICLE III

GGP MATERIALS

Section 3.01.  Corporate Policies.  (a) At the Plan Effective Date or reasonably promptly thereafter, GGP shall make available to Spinco its then existing policies and manuals that GGP determines in good faith are reasonably necessary for the operation of the Spinco Business (the “GGP Materials”).  Subject to the terms and conditions of this Agreement, GGP grants to Spinco a non-exclusive, royalty-free, fully paid-up, worldwide license to create or have created any derivative works or materials based on the GGP Materials for distribution to employees and suppliers of Spinco and use such materials in the operation of the Spinco Business in substantially the same manner as the GGP Materials were used by GGP prior to the Distribution.  It is understood and agreed that GGP makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the GGP Materials, as to the noninfringement of any of the GGP Materials or as to the suitability of any of the GGP Materials for use by Spinco in respect of its business or otherwise.  Access to any GGP Materials shall be limited to those Representatives of Spinco who need access in order to perform their responsibilities.

(b)                                 Notwithstanding the foregoing, the text of any materials related to or based upon any of the GGP Materials created by, for or on behalf of Spinco may not contain any references to the GGP Entities (or any use of the GGP Entities’ marks, names, trade dress, logos or other source or business identifiers, including the GGP Name and GGP Marks), the GGP Entities’ publications, the GGP Entities’ personnel (including senior management), the GGP Entities’ management structures or any other indication that in each instance such materials are based upon any of the GGP Materials.

Section 3.02.  Limitation on Rights and Obligations with Respect to the GGP Materials.

(a)                                 Spinco acknowledges and agrees that, except as expressly set forth above, GGP reserves all rights (including all Intellectual Property rights) in, to and under the GGP Materials and no rights with respect to ownership or use, except as otherwise expressly provided in this Agreement, shall vest in Spinco.

(b)                                 GGP shall have no obligation to (i) notify Spinco of any changes or proposed changes to any of the GGP Materials, (ii) include Spinco in any consideration of proposed changes to any of the GGP Materials, (iii) provide draft changes of any of the GGP Materials to Spinco for review and/or comment or (iv) provide Spinco with any updated materials relating to any of the GGP Materials except to the extent such changes would affect the provision of Services in accordance with the terms hereof.  The Parties acknowledge and agree that the GGP Materials are the Confidential Information of GGP.  Spinco shall use at least the same degree of care to prevent and restrain the unauthorized use or disclosure of any materials created by, for or on behalf of Spinco that are based upon any of the GGP Materials as it uses for its other confidential information of a like nature, but in no event less than a reasonable degree of care.  Spinco will allow GGP reasonable access to its personnel and information as reasonably necessary to determine Spinco’s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of Spinco.  Subject to Section 8.01, in the event that GGP determines that Spinco has not materially complied with some or all of its obligations with respect to any or all of the GGP Materials, and such noncompliance is not cured within thirty (30) days following Spinco’s receipt of written notice thereof from GGP, GGP may terminate Spinco’s rights with respect to such GGP Materials upon written notice to Spinco and, in such case, GGP shall be entitled to require such GGP Materials to be returned to GGP or destroyed and any materials created by or for Spinco that are based upon such GGP Materials to be destroyed (with such destruction certified by Spinco in writing to GGP promptly after such termination).

(c)                                  If Spinco determines to cease to avail itself of any of the GGP Materials or upon expiration or termination of any period during which Spinco is permitted to use any of the GGP Materials, GGP and Spinco shall cooperate in good faith to take reasonable and appropriate actions to effectuate such determination, expiration or termination, to arrange for the return to GGP or destruction of such GGP Materials and to protect GGP’s rights and interests in such GGP Materials.

ARTICLE IV

OTHER ARRANGEMENTS AND ADDITIONAL AGREEMENTS

Section 4.01.  Software and Software Licenses.  If and to the extent requested by Spinco, GGP shall use commercially reasonable efforts to (x) obtain permission from third-party licensors of computer software to allow GGP to provide services to Spinco as required hereunder and (y) assist Spinco in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for GGP to provide, or Spinco to receive, Services (which assistance shall include to the extent appropriate providing Spinco the opportunity to receive a copy of, or participate in, any communication between GGP and the applicable third party licensor in connection therewith); provided, however, that GGP and Spinco shall mutually agree upon the specific types and quantities of any such software licenses; provided, further, that GGP shall not be required to pay any fees or other payments unless such fees and payments are reimbursed fully by Spinco or incur any obligations or liabilities to enable GGP to provide such services or enable Spinco to obtain any such license or rights; provided, further, that GGP shall not be required to seek broader rights or more favorable terms for Spinco than those applicable to GGP prior to the date of this Agreement or as may be applicable to GGP from time to time hereafter; and, provided, further, that Spinco shall bear only those costs that relate directly to obtaining such licenses (or other appropriation rights), which shall not include any payments relating to the discharge of Excluded Liabilities which are not related to the provision of Services.  The Parties acknowledge and agree that there can be no assurance that GGP’s efforts will be successful or that Spinco will be able to obtain such licenses or rights on acceptable terms or at all and, where GGP enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.  In the event that Spinco is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license or modification to an existing GGP license to allow GGP to provide, or Spinco to receive, such Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require Spinco to pay for any fees, expenses or costs relating to the software license that Spinco was unable to obtain pursuant to the provisions of this Section 4.01.

Section 4.02.  GGP Computer-Based and Other Resources.

(a)                                  As of the Plan Effective Date, except as otherwise expressly provided in the Separation Agreement, in any Schedule hereto, or in any other Transaction Documents, Spinco and its Subsidiaries shall have no further access to, and GGP shall have no obligation to otherwise provide access to, the GGP Intranet, and Spinco shall have no access to, and GGP shall have no obligation to otherwise provide access to, computer-based resources (including access to GGPI’s or its Subsidiaries’ computer networks and databases) that require a password or are available on a secured access basis only. Notwithstanding the foregoing, from and after the Plan Effective Date, GGP shall use reasonable efforts to make available to Spinco an intranet (the “Spinco Intranet”) accessible by Spinco and its Subsidiaries that contains (i) the GGP Materials and (ii) any materials that GGP determines in good faith that any member of the Spinco Group needs to access in connection with the performance or delivery of any Service.

(b)                                 From and after the Plan Effective Date, Spinco and its Subsidiaries shall cause all of their personnel having access to the GGP Intranet or such other computer software, networks, hardware, technology or computer-based resources pursuant to the Separation Agreement, any Transaction Document or in connection with performance, receipt or delivery of a Service to comply with all reasonable security guidelines (including physical security, network access, Internet security, confidentiality and personal data security guidelines) of GGPI and its Subsidiaries (of which GGP provides Spinco notice).  Spinco shall ensure that the access contemplated by this Section 4.02 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 4.03.  Spinco Computer-Based and Other Resources.  From and after the date of this Agreement, GGP and its Subsidiaries shall cause all of their personnel having access to the Spinco Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Separation Agreement, any Transaction Document or in connection with performance, receipt or delivery of a Service to comply with all reasonable security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of Spinco and its Subsidiaries (of which Spinco provides GGP notice).  GGP shall ensure that the access contemplated by this Section 4.03 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 4.04.  Access.  (a) Spinco shall, and shall cause its Subsidiaries to, allow GGP and its Representatives reasonable access to the facilities of Spinco necessary for GGP to fulfill its obligations under this Agreement.

(b)                                 Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives reasonable access, upon reasonable notice, during normal business hours to the facilities, information, systems, infrastructure, and personnel of the other Party as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

Section 4.05.  Insider Trading Policy.  Each of the Parties hereby agrees that it will instruct its Representatives that it is a violation of applicable Law for any Representative to purchase or sell securities of the other Party based on non-public information obtained in connection with the performance of this Agreement.

Section 4.06.  Cooperation.  It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from GGP to Spinco (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services) and Spinco agrees that it will use commercially reasonable efforts to eliminate its need for the Services as quickly as practicable; provided, however, that this Section 4.06 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties (acknowledging that Spinco will be required to incur costs and expenses in conjunction with eliminating its need for the Services).

ARTICLE V

COSTS AND DISBURSEMENTS

Section 5.01.  Costs and Disbursements.  (a) Spinco shall pay to GGP a fee for each Service (such fee constituting a “Service Charge” and, the fees for all Services collectively, “Service Charges”) equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application (including, for the avoidance of doubt, the applicable Services set forth in Schedule A-7: Accounting and Schedule A-10: Information Technology Services), in each case solely to the extent such Services are in support of the JD Edwards application.

(b)                                 GGP shall invoice Spinco for the Service Charges monthly in arrears; provided that the Service Charges shall be pro rated for any partial month.  Spinco shall pay the amount of each such invoice by wire transfer or check to GGP within thirty (30) days of the receipt of each such invoice.  If Spinco fails to pay such amount (other than any portion of such amount being disputed in good faith in accordance with the terms of this Agreement) by such date, Spinco shall be obligated to pay to GGP, in addition to the amount due, interest thereon at an annual percentage rate of ten percent (10%) (the “Interest Rate”) accruing from the date the payment was due through the date of actual payment.  Each invoice shall specify, for each type of Service, (A) (i) the aggregate number of hours GGP Employees in each group level set forth on Exhibit I spent performing such Service and (ii) the Direct Payroll Costs for each such group level (or the calculation under a different pricing methodology, as applicable), (B) the Cost Multiplier in effect and (C) any Out-of-Pocket Expenses incurred with respect to such Service.  Together with any invoice for Service Charges, GGP shall provide Spinco with data and documentation (including documentation of Out-of-Pocket Expenses) as reasonably requested by Spinco for the purpose of verifying the accuracy of the calculation of such Service Charges; provided, however, that GGP shall provide Spinco with copies of all applicable third-party invoices as soon as reasonably practicable following receipt by GGP, it being understood that GGP’s receipt of applicable third-party invoices may be delayed for thirty (30) or more days.

(c)                                  At any time during the term of this Agreement, and for two (2) years after the expiration or termination of this Agreement, Spinco or its auditors or other reputable accounting firm, upon ten (10) business days’ prior written notice to GGP, may audit the books and records of the GGP Group relating to this Agreement for the purpose of verifying the Service Charges (at Spinco’s sole expense).  GGP shall, and shall cause its Affiliates to, reasonably cooperate in such audit, make available on a timely basis the information reasonably required to conduct the review, and assist the designated representatives of Spinco or its auditors as reasonably necessary.  GGP shall, and shall cause its Affiliates to, retain all such books and records relating to this Agreement and the performance of the Services for two (2) years after the expiration or termination of this Agreement or such longer period as may be required by applicable law.  GGP shall refund any overcharges or other amounts owed to Spinco, occurring at any time during the term of this Agreement, disclosed by such audit, within thirty (30) days after the completion of such audit.

Section 5.02.                             Taxes.

(a)                                  Without limiting any provisions of this Agreement, Spinco shall pay any sales, use and other similar taxes imposed on, or payable with respect to, any Services provided to it under this Agreement; provided, however, that Spinco shall not pay, or be responsible for, any applicable income, franchise or gross receipts taxes imposed on, or payable with respect to, the income derived by GGP from providing these Services to Spinco.

(b)                                 Notwithstanding anything to the contrary in Section 5.02(a) or elsewhere in this Agreement, Spinco shall be entitled to withhold from any payments to GGP any such taxes that Spinco is required by law to withhold and shall pay over such taxes to the applicable taxing authority.

Section 5.03.  No Right to Set-Off.  Spinco shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to GGP under this Agreement on account of any obligation owed by GGP to Spinco that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

ARTICLE VI

STANDARD FOR SERVICE

Section 6.01.  Standard for Service.  Except where GGP is restricted by an existing Contract with a third party or by Law, GGP agrees (i) to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than that which are substantially similar to the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of GGP prior to the Plan Effective Date (or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to GGP’s Subsidiaries or other business components), but in any event, in at least a good and workmanlike manner in accordance with past practice; (ii) upon receipt of written notice from Spinco identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Services in a manner that is no less than that which is substantially similar to the manner in which GGP or its Subsidiaries responded to any outage, interruption or other failure of the same or similar services prior to the Plan Effective Date (the Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 6.01 so long as GGP complies with this clause (ii)).  As of or following the date of this Agreement, if GGP is or becomes aware of any restriction on GGP by an existing Contract with a third-party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by GGP to Spinco, GGP shall (x) promptly notify Spinco of any such restriction (which notice shall in any event promptly follow any change to, or reduction in, the nature, quality, standard of care or service levels applicable to delivery of the Services resulting from such restriction), (y) use commercially reasonable efforts to negotiate an amendment to the Contract to remove such restriction or otherwise obtain the third party’s consent to allow the Services to be performed to the standards described in this Section 6.01, and (z) use commercially reasonable efforts to provide such Services in a manner as closely as possible to the standards described in this Section 6.01 while attempting to secure the amendment or consent contemplated by (y).  To the extent that GGP is unable to obtain the amendment or consent described above, the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

Section 6.02.  Disclaimer of Warranties.  Except as expressly set forth in this Agreement or any Schedule, the Parties acknowledge and agree that the Services are provided as-is, that Spinco assumes all risks and liability arising from or relating to its use of and reliance upon the Services and GGP makes no representation or warranty with respect thereto.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, GGP HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 6.03.  Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.  No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.  Consequential and Other Damages.  Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, neither Spinco or its Subsidiaries, on the one hand, nor GGP or its Subsidiaries, on the other hand, shall be liable to the other Party or any of its Subsidiaries or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Party (including any Subsidiaries and Representatives of such Party and, in the case of GGP, any third-party providers providing the applicable Services) under this Agreement or the provision of, or failure to provide, or termination of, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers (provided, that any liability with respect to a Third Party Claim shall be considered direct damages).

Section 7.02.  Limitation of Liability.  Subject to Section 7.03, the Liabilities of GGP and its Subsidiaries and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision, use or termination of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the greater of (a) the total aggregate Service Charges (excluding any Out-of-Pocket Expenses included in such Service Charges) actually paid to GGP by Spinco pursuant to this Agreement and (b) $10,000,000.

Section 7.03.  Obligation to Reperform and GGP Indemnity.  In the event of any breach of this Agreement by GGP with respect to the provision of any Services, GGP shall (a) promptly correct in all material respects any error or defect resulting in such breach or reperform in all material respects such Services at the request of Spinco and at the sole cost and expense of GGP and (b) subject to the limitations set forth in Sections 7.01 and 7.02, indemnify Spinco and its Subsidiaries and Representatives (each, a “Spinco Indemnified Party”) for Liabilities (including direct damages, whether arising out of a Third Party Claim or otherwise) attributable to such breach by GGP; provided, however, that, to the extent any such breach can be cured through reperformance, the reperformance remedy set forth in Section 7.03(a) shall be the sole and exclusive remedy of Spinco for such portion of such breach; provided, further, however, that GGP shall indemnify each Spinco Indemnified Party to the extent any such party incurs indemnifiable losses that cannot be cured through reperformance.  Any request for reperformance in accordance with Section 7.03(a) by Spinco must be in writing and specify in reasonable detail the particular error or defect resulting in such breach.

Section 7.04.  Release and Spinco Indemnity.  Subject to Section 7.01, Section 7.02 and Section 7.03, Spinco hereby releases GGP and its Subsidiaries and Representatives (each, a “GGP Indemnified Party”), and Spinco hereby agrees to indemnify, defend and hold harmless each such GGP Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with the use of any Services by Spinco or any of its Subsidiaries, Representatives or other Persons using such Services, except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable GGP Indemnified Party’s bad faith, gross negligence or willful misconduct.

Section 7.05.  Indemnification Procedures.  The provisions of Article V of the Separation  Agreement shall govern claims for indemnification under this Agreement.

Section 7.06.  Liability for Payment Obligations.  Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Spinco’s express obligation in this Agreement to pay Service Charges for Services rendered in accordance with this Agreement.

Section 7.07.  Exclusion of Other Remedies.  The provisions of Sections 7.03 and 7.04 of this Agreement shall be the sole and exclusive remedies for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01.  Dispute Resolution.

(a)                                  In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), GGP and Spinco agree that the GGP Overall Service Manager and the Spinco Overall Service Manager (or such other Persons as GGP and Spinco may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of the Overall Service Managers within fifteen (15) days after the initial written notice of the Dispute by one Party to another Party (or such longer period as the Parties may agree), then the respective Chief Executive Officers of GGPI and Spinco shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of the Chief Executive Officers of GGPI and Spinco within fifteen (15) days after the Dispute was referred to them for negotiation (or such longer period as the Parties may agree), then the Dispute shall be resolved in accordance with the dispute resolution process set forth in Sections 7.3 and 7.4 of the Separation Agreement; provided, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, either Party may immediately seek equitable relief (without the necessity of posting a bond) including, without limitation, temporary injunctive relief, against the other Party with respect to any and all equitable remedies sought in connection with this Agreement in accordance with Article VII of the Separation Agreement.

(c)                                  In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.01(a), it is determined that the Service Charge that GGP has invoiced Spinco, and that Spinco has paid to GGP, is greater or less than the amount that the Service Charge should have been, then (a) if it is determined that Spinco has overpaid the Service Charge, GGP shall within ten (10) business days after such determination reimburse Spinco an amount of cash equal to such overpayment, plus interest thereon at the Interest Rate accruing from the date of such overpayment to the time of reimbursement by GGP, and (b) if it is determined that Spinco has underpaid the Service Charge, Spinco shall within ten (10) business days after such determination pay GGP an amount of cash equal to such underpayment, plus interest thereon at the Interest Rate accruing from the date of such underpayment (or when such payment was due if not paid at all) to the time of payment by Spinco.

ARTICLE IX

TERM AND TERMINATION

Section 9.01.  Term and Termination.  (a) This Agreement shall commence immediately upon the Plan Effective Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party and the completion of all other obligations hereunder in accordance with the terms of this Agreement and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.  Notwithstanding anything to the contrary contained in this Agreement or any Schedule,

(i) GGP’s obligation to provide, or cause to be provided, Services to the Spinco Entities shall terminate, at GGP’s sole option, with respect to any Spinco Entity that Spinco, directly or indirectly, sells, or otherwise transfers ownership and control of, to a non-Spinco Entity (e.g., pursuant to equity sale, asset sale, merger or otherwise) and (ii) in no event shall the provision of any Service extend beyond the date that is twenty-four (24) months from the Plan Effective Date.

(b)                                 Without prejudice to Spinco’s rights with respect to a Force Majeure, Spinco may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof, (A) for any reason or no reason upon providing to GGP the requisite prior written notice for such termination as specified in the applicable Schedule or, if no such notice period is provided in the applicable Schedule, on five (5) days’ prior written notice, or (B) if GGP has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by GGP of written notice of such failure from Spinco; and (ii) GGP may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to Spinco if Spinco has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of any Service Charges when due, and such failure shall be continued uncured for a period of thirty (30) days after receipt by Spinco of a written notice of such failure from GGP.  The relevant Schedule shall be updated to reflect any terminated Service.  In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated as applicable.  In the event that Spinco terminates any Service pursuant to clause (A) of this Section 9.01(b), the GGP Group shall have the right to (i) terminate or discontinue any contract or other arrangement with an unaffiliated third party to the extent such contract or arrangement relates to such terminated Service, and any charges and out-of-pocket costs, fees and expenses payable by any member of the GGP Group in connection with the exercise of such right (other than severance obligations or other amounts payable to any GGP Employee) shall be reimbursed by Spinco promptly upon GGP’s presentation to Spinco of the applicable third party invoice therefor and (ii) charge Spinco for any applicable Service Charges incurred in connection with the orderly unwinding and transfer of such terminated Service.

(c)                                  Without prejudice to the rights and obligations of the Parties in Section 2.03 and Section 4.06, either Party may from time to time request a reduction in part of the scope or amount of any Service.  If requested to do so by the other Party, each Party agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Parties of any such reductions.  If, after such discussions, Spinco and GGP do not agree to any requested reduction of the scope or amount of any Service and the relevant Service Charges in connection therewith, then there shall be no change to the scope or amount of any Services or Service Charges under this Agreement.  In the event that Spinco and GGP agreed to any reduction of Service and the relevant Service Charges, the relevant Schedule shall be updated to reflect such reduced Service and relevant Service Charges if any.  In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 9.02.  Effect of Termination.  Upon termination of any Service pursuant to this Agreement, GGP will have no further obligation to provide the terminated Service, and

Spinco will have no obligation to pay any future Service Charges relating to any such Service; provided, that Spinco shall remain obligated to GGP for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination as set forth in the Schedule relating to such Service.  In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, Article X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 9.03.  Force Majeure.  (a) GGP (and any Person acting on its behalf) shall not have any liability or responsibility for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, that (i) GGP (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii)  the nature, quality and standard of care that GGP shall provide in delivering a Service after a Force Majeure shall be substantially the same  as the nature, quality and standard of care that GGP provides to its Subsidiaries and its other business components with respect to such Service.  In the event of an occurrence of a Force Majeure, GGP shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and GGP shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b)                                 During the period of a Force Majeure, Spinco shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Spinco shall not be required to provide any advance notice of such termination to GGP in connection therewith.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.  No Agency.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of another unaffiliated Party in the conduct of such other Party’s business.  GGP shall act as an independent contractor and not as the agent of Spinco in performing such Services, maintaining control over GGP Employees, GGP’s subcontractors and their employees and complying with all withholding of income and other requirements of Law, whether federal, state, local or foreign and no member of the GGP Group shall have any authority to bind any member of the Spinco Group by contract or otherwise.

Section 10.02.  Subcontractors.  GGP may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, that

(i) GGP shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to GGP, (ii) GGP shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VI and the content of the Services provided to Spinco and (iii) without the prior written consent of the applicable Spinco Service Manager (not to be unreasonably withheld, conditioned or delayed), GGP shall not remove and/or replace any subcontractor if such action would reasonably be expected to cause a material increase in cost with respect to the applicable Service.  Notwithstanding the foregoing, (x) Spinco (or any other member of the Spinco Group) shall have the right to hire or engage any subcontractor directly and (y) if GGP does hire or engage any subcontractor to provide any Service hereunder, then, notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, the applicable Service Charge for the provision of such Service performed by such subcontractor shall be only the amount actually paid to such subcontractor for providing such Service, without any additional charge or mark up.

Section 10.03.  Treatment of Confidential Information.

(a)                                  The Parties shall not, and shall cause their respective Representatives and all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party and to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.  In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)                                 Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature but in any event not less than reasonable means.

(c)                                  Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

(d)                                 The restrictions set forth in Sections 10.03(a) and (b) shall not prevent either Party from disclosing Confidential Information which belongs to that Party or (a) is in or enters the public domain without breach of this Agreement or any other Transaction Document, (b) the receiving Party was lawfully and demonstrably in possession of prior to first receiving it from the disclosing Party, (c) the receiving Party can demonstrate was developed by the receiving Party independently and without use of or reference to the disclosing Party’s Confidential Information, (d) the receiving Party receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (e) is approved by the other Party for disclosure.

(e)                                  Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 10.04.  Further Assurances.  Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 10.05.  Notices.  Except with respect to routine communications by the GGP Service Managers and Spinco Service Managers under Section 2.04, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

(i)	if to GGP:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
	Attention:	General Counsel
	Facsimile:	(312) 960-5485

(ii)	if to Spinco:

Spinco, Inc.
[INSERT ADDRESS]

(iii)	in each case, with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Attention:	Gary Holtzer and Marcia Goldstein
	Facsimile:	(212) 310-8007

Section 10.06.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07.  Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 10.08.  No Third-Party Beneficiaries.  Except as provided in Article VII with respect to GGP Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union, any current or former GGP Employee or any current or former employee of Spinco, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.09.  Governing Law.  This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 10.10.  Amendment.  No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 10.11.  Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 10.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13.  Assignability.  (a) This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GGP and Spinco, except that each Party may:

(i)                                     assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement;

(ii)                                  in connection with the divestiture of any Subsidiary or business of Spinco to an acquiror that is not a Competitor of GGP, assign to the acquiror of such Subsidiary or business its rights and obligations as a recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, that (i) no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this

Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to assign such Services; and

(iii)                               in connection with the divestiture of any Subsidiary or business of Spinco to an acquiror that is a Competitor of GGP, assign to the acquiror of such Subsidiary or business its rights and obligations as a recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, that (i) no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Subsidiaries or (y) create a competitive disadvantage for GGP with respect to an acquiror that is a Competitor of GGP, and (iv) GGP shall not be obligated to provide any such assigned Services to an acquiror that is a Competitor of GGP if the provision of such assigned Services to such acquiror would disrupt the operation of such GGP’s businesses or create a competitive disadvantage for such GGP with respect to such acquiror.

(b)                                 In the event of the (i) merger, amalgamation or consolidation of Spinco and another Person, (ii) sale of all or substantially all of the assets of Spinco to another Person, (iii) the acquisition of a majority of the voting stock of Spinco by any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or (iv) the election of, or appointment to, the board of directors of Spinco of directors constituting a majority of the directors then serving if such elected or appointed directors have not been nominated as directors by the Nominating Committee of the board of directors prior to their election or appointment, then the requirement of GGP to provide Services hereunder shall automatically terminate without further action by the Parties thirty (30) days after the occurrence of such event.

Section 10.14.  Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15.                       Specific Performance.  The provisions of Section 7.4 of the Separation  Agreement shall govern specific performance under this Agreement.

Section 10.16.  Non-Recourse.  Other than the GGP Group and the Spinco Group, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either GGP or Spinco or their Subsidiaries shall have any liability for any obligations or liabilities of GGP or Spinco, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GGP LIMITED PARTNERSHIP

By:
Name:
Title:

GENERAL GROWTH MANAGEMENT, INC.

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

Signature Page to Transition Services Agreement